Exhibit 99.2
A. H. Belo Corporation
July 28, 2008
Dear Fellow Shareholders:
Today we are announcing a broad restructuring of A. H. Belo Corporation’s newspaper operations intended to change substantially the business model for the Company’s print products while accelerating the allocation of resources to promising new products both in print and online. These initiatives address the adverse business environment facing the newspaper industry and the related, negative perception of the industry’s future prospects. The Board of Directors and Management Committee believe that a number of these concerns are exaggerated with regard to certain business issues, and that the market is overreacting to a combination of secular and cyclical changes. Nevertheless, we have to be prepared for a wide range of possibilities driven by changes in the competitive structure of the industry, new technologies, and rapidly-evolving media usage habits.
Our goal on the expense side of the business is to eliminate $50 million of ongoing costs by the end of the first quarter of 2009, exclusive of newsprint price fluctuations. But, as noted later in this letter, the key to long-term success is revenue generation.
Voluntary severance offers are being made today to many employees of A. H. Belo’s newspapers. This is an important element in the overall restructuring plan. Our goal is to reduce total employment at the operating units by approximately 500 full-time equivalents (FTEs) from July 2008 levels, which is about 14% of A. H. Belo’s total workforce. Already in 2008, approximately 170 FTEs have been eliminated through attrition and disciplined hiring practices, which increases the total reduction in employment Company-wide to 670 FTEs. We believe that the resultant, smaller workforce - focused intensely on products that take full advantage of A. H. Belo’s local capabilities in content creation and sales — is best suited for the business opportunities that will define future success. We expect to complete the voluntary severance process by mid-September, and have notified A. H. Belo’s newspaper employees that if we are not able to achieve the goal of a 500 FTE reduction, an involuntary reduction-in-force will be necessary.
Continued . . .

AHC Shareholders
July 28, 2008

A. H. Belo (AHC) will incur a charge in the third quarter related to the voluntary severance offer. The amount of this one-time expense will depend on the length of service and the salary distribution of the employees who accept the voluntary severance offer (or are part of a subsequent reduction-in-force). Approximately 25 percent of the resultant savings will be realized in the fourth quarter, and the full savings will be realized in 2009.
A. H. Belo’s management team has been aggressively reducing costs across the Company and we have identified a number of additional expense savings that will be implemented immediately and throughout 2009. These range from further reductions in web width at The Press-Enterprise in Riverside, CA and The Providence Journal; overall marketing and promotion expense; and, travel and other discretionary expenses. We are also taking steps to further enhance the productivity of AHC’s existing production plants.
On the revenue side, straight math tells us that mid-teens revenue declines on a sustained basis do not produce a tenable business model. We are working assiduously to equip AHC’s sales forces to be even more effective local and regional selling organizations, with continued investment in sales training and an increasing emphasis on vertical categories that cut across both print and online products produced by
A. H. Belo’s newspapers. We are already seeing early signs of success in these endeavors. In addition, circulation price increases instituted at all three AHC newspapers have met or exceeded our revenue targets while causing circulation declines at expected levels, or better. The net impact of these circulation pricing actions will be approximately $5 million in incremental revenue in 2009, beyond the favorable impact of these actions in 2008. Similarly, our success in attracting significant print and distribution contracts from other newspapers operating in AHC markets this year will produce at least $4 million of incremental revenue in 2008 and another $1.5 million in 2009. These contracts are good additions to AHC’s revenue mix and take advantage of prior capital investments in our production plants.
Of course, AHC’s greatest asset remains our newspapers’ content-creating capabilities and resultant revenue generation. While we are addressing current problems that are cyclical in nature, the Management Committee is devoting even more attention to secular changes in the industry. We remain convinced about the long-term viability of local news and information as a business platform, and we believe that there will be a place for print-on-paper newspapers for many years to come as an important part of the Company’s multi-platform distribution effort to reach audiences through whatever medium they prefer. AHC’s newspapers, like most in the industry, have actually grown readership in recent years when our circulation and Internet audiences are combined (as they should be, and as the Audit Bureau of Circulations now measures readership). Yet we also acknowledge that our printed products must change continuously over time in response to readers’ priorities. This is the principal tenet supporting the decisions we are making now to change AHC’s business model.
Continued . . .

AHC Shareholders
July 28, 2008

AHC’s Internet and mobile sites, like those of all newspapers, will continue to be a major component in the daily media habits of local audiences across America. Through AHC’s Business Development activities and related initiatives at Belo Interactive Media, we are well along in understanding the size of these opportunities and how best to capitalize on them. Our goal is to double Internet revenues across the Company by the end of 2011, and further grow revenues related to future digital products including mobile offerings.
As shareholders, you are properly attentive to our thinking about AHC’s non-core assets, capital spending levels, dividend policy, and uses of investment capital. All of these matters are actively discussed by the Board of Directors on a regular basis. Last week, the Board authorized management to accelerate an internal assessment undertaken as part of the spin-off from Belo Corp. to determine what real estate owned by AHC and its operating companies can be monetized without adversely affecting ongoing operations. A request for proposal is being issued to several prominent national real estate firms to help us assess this potential in all three AHC markets, and especially Dallas and Providence. Our internal estimate is that property owned outright by AHC in Providence, and property owned jointly with Belo Corp. in downtown Dallas, could produce pre-tax proceeds of about $35 million for AHC. Because of the net operating losses AHC is currently incurring, these dispositions could be efficient from a tax standpoint. However, like all real estate transactions, it is difficult to put any time frame on this process and we do not expect to complete any sales before mid-2009.
The Management Committee is carefully reviewing capital spending plans for the remainder of 2008 and 2009, and we believe that capital expenditures can be reduced by at least 10 percent. Two essential investments are underway that will keep total spending at approximately $20 million each year: (1) the reduction of web widths at all three AHC newspapers, which results in net savings of newsprint and has a fast ROI, and (2) the Integrated Advertising System (IAS) we are implementing as a single technology platform across the entire organization, enabling all AHC newspapers to substantially improve accounting and billing capabilities while providing important customer insights that fuel future advertising sales. We expect the IAS project to be completed by the end of 2011.
Dividends represent a significant cash outlay on an annual basis and certainly are a potential source for preserving cash. It is important to note, however, that the spin-off from Belo Corp. presumed that pre-spin shareholders would enjoy the same dividend income after the spin-off. Therefore, the Board is taking a careful approach in evaluating dividend policy, while clearly acknowledging that the current yield on AHC’s stock price is unrealistically high and cannot be sustained over time. The Board will determine 2009’s dividend strategy at its regular meeting in September.
Continued . . .

AHC Shareholders
July 28, 2008

There are always suggestions about various transactions that A. H. Belo might take part in. The Board’s present view is that the initiatives outlined in this letter are the timely and appropriate ones to take. These enable A. H. Belo to work through the complex tasks that are involved in transforming the Company’s business model, and be among the strongest newspaper companies in America once the industry transition plays out and the U.S. economy stabilizes. AHC’s balance sheet is a tremendous asset in this process, and we are working hard to minimize the amount of short-term borrowing necessary to provide working capital as these tasks are undertaken.
In recent months, the Management Committee has found it increasingly beneficial to apply the mind-set of a start-up company’s management team because we realize how radically different today’s competitive environment is for all newspaper companies. This mind-set has better enabled us to think unfettered about strategy choices, resource allocation and product focus. Like all start-up management teams, we have considered some fairly unorthodox ideas and constantly remind ourselves that we must make our own luck in this fast-changing world. As always, we appreciate the support of A. H. Belo’s shareholders and employees. A copy of a letter I sent to employees this morning is attached for your information.
                                             /s/ Robert Decherd

Statements in this communication concerning A. H. Belo Corporation’s (“the Company’s”) business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, future financings, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates, and newsprint prices; newspaper circulation matters, including changes in readership patterns and demography, and audits and related actions by the Audit Bureau of Circulations; circulation trends; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; general economic conditions; significant armed conflict; and other factors beyond our control, as well as other risks described in the Company’s Annual Report on Form 10-K and other public disclosures and filings with the Securities and Exchange Commission, including the Company’s information statement on Form 10 dated January 31, 2008.